OFFER BY

Each of

DREYFUS STRATEGIC MUNICIPALS, INC.
DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.
and
DREYFUS MUNICIPAL INCOME, INC.
(each, a "Fund")

To Purchase for Cash Up To 100% of the Fund's Outstanding Auction Rate Preferred Stock
at 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the expiration date of the offer
(Dreyfus Strategic Municipals, Inc.: Auction Rate Preferred Stock Series M, Series T, Series W, Series TH and Series F)
(Dreyfus Strategic Municipal Bond Fund, Inc.: Auction Rate Preferred Stock Series A, Series B and Series C)
(Dreyfus Municipal Income, Inc.: Auction Rate Preferred Stock Series A and Series B)
________________

January 23, 2018

To Our Clients:

Enclosed for your consideration is the offer to purchase dated January 23, 2018 (the "Offer to Purchase") in connection with an offer by each Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of the Fund's outstanding Auction Rate Preferred Stock, par value $0.001 per share (the "Preferred Stock"), at 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through 5:00 p.m., Eastern Standard Time, on February 28, 2018, or such later date to which the Offer (as defined below) is extended, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute, with respect to a Fund, the "Offer"). The Preferred Stock is designated (i) Series M, Series T, Series W, Series TH and Series F, with respect to Dreyfus Strategic Municipals, Inc., (ii) Series A, Series B and Series C, with respect to Dreyfus Strategic Municipal Bond Fund, Inc., and (iii) Series A and Series B, with respect to Dreyfus Municipal Income, Inc.

We are the registered holder of record of Preferred Stock held for your account. A tender of such Preferred Stock can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Stock held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer(s).

Your attention is needed to the following:

1.

The purchase price to be paid for a Fund's Preferred Stock is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference per share (or $23,750 per share), plus any unpaid dividends accrued through 5:00 p.m., Eastern Standard Time, on February 28, 2018, or such later date to which the Offer is extended. When considering whether to tender Preferred Stock, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon a redemption of your Preferred Stock under the terms of the Preferred Stock or upon a liquidation of the Fund.

2.	Each Fund's Offer and withdrawal rights expire at 5:00 p.m., Eastern Standard Time, on February 28, 2018, unless the Offer is extended.

3.

Each Fund's Offer is conditioned upon its creation of tender option bonds on terms satisfactory to the Fund and certain other conditions as described in the Offer. If a Fund does not create tender option bonds and satisfy or waive such other conditions as described in the Offer, such Fund will not accept the tendered Preferred Stock and such Preferred Stock will be returned to the respective holders.

4.

Upon the terms and subject to the conditions of a Fund's Offer, such Fund will purchase all Preferred Stock validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase).

5.	Any stock transfer taxes applicable to the sale of Preferred Stock to a Fund pursuant to that Fund's Offer will be paid by that Fund, except as otherwise provided in the Offer to Purchase.

6.

No fees or commissions will be payable to a Fund in connection with the Fund's Offer. However, brokers and other nominees who tender Preferred Stock pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

8.

In order to facilitate auctions for any Preferred Stock that may remain outstanding after the Offers are completed, please provide, if known, the contact information for the auction department at your broker or other nominee, or the broker-dealer (if a different party) that submits auction instructions to the auction agent on your behalf.

If you wish to have us tender all or any of your shares of Preferred Stock, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Preferred Stock, all such Preferred Stock will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of an Offer.

No Offer is being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Stock in any jurisdiction in which the making of an Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

NO RECOMMENDATION TO ANY HOLDER OF PREFERRED STOCK IS BEING MADE BY ANY FUND, ITS BOARD OF DIRECTORS OR THE DREYFUS CORPORATION, EACH FUND'S INVESTMENT ADVISER, AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED STOCK IN AN OFFER. EACH PREFERRED STOCKHOLDER IS URGED TO READ THE OFFER DOCUMENTS CAREFULLY IN EVALUATING AN OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH AN OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A FUND OR ITS BOARD.

Payment for Preferred Stock purchased pursuant to an Offer will in all cases be made only after timely receipt by Deutsche Bank Trust Company Americas (the "Depositary") of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the applicable Letter of Transmittal. Accordingly, payment may not be made by the Depositary to all tendering holders of Preferred Stock at the same time depending upon when confirmations of book-entry transfer of such Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTIONS WITH RESPECT TO OFFER BY EACH OF
DREYFUS STRATEGIC MUNICIPALS, INC.
DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.
and
DREYFUS MUNICIPAL INCOME, INC.
(each, a "Fund")
To Purchase for Cash Up To 100% of the Fund's Outstanding Auction Rate Preferred Stock
at 95% of the Liquidation Preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the expiration date
(Dreyfus Strategic Municipals, Inc.: Auction Rate Preferred Stock Series M, Series T, Series W, Series TH and Series F)
(Dreyfus Strategic Municipal Bond Fund, Inc.: Auction Rate Preferred Stock Series A, Series B and Series C)
(Dreyfus Municipal Income, Inc.: Auction Rate Preferred Stock Series A and Series B)
________________

The undersigned acknowledge(s) receipt of the enclosed letter and offer to purchase dated January 23, 2018 (the "Offer to Purchase"), in connection with the offer by each Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of the Fund's outstanding Auction Rate Preferred Stock, par value $0.001 per share (the "Preferred Stock"), at 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through 5:00 p.m., Eastern Standard Time, on February 28, 2018, or such later date to which the Offer (as defined below) is extended, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute, with respect to a Fund, the "Offer"). The Preferred Stock is designated (i) Series M, Series T, Series W, Series TH and Series F, with respect to Dreyfus Strategic Municipals, Inc., (ii) Series A, Series B and Series C, with respect to Dreyfus Strategic Municipal Bond Fund, Inc., and (iii) Series A and Series B, with respect to Dreyfus Municipal Income, Inc.

This will instruct you to tender the number of shares of Preferred Stock as indicated below (or if no number is indicated below, all the Preferred Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Fund Name: _______________________

Series: _____________

Fund CUSIP: ______________________

Number of Preferred Stock to be Tendered:

___________ amount of Preferred Stock*

Dated ________________, 2018

If known:

Auction Desk Contact Information:

Name: ________________________

Email Address: _________________

Broker-Dealer that provides instructions to
Auction Agent: _________________

SIGN HERE

Signature(s)

Please type or print name(s)

Please type or print address

Area Code and Telephone Number

Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE
FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Stock. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

____________________

* Unless otherwise indicated, it will be assumed that all Preferred Stock held by us for your account is to be tendered.